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                                                                    EXHIBIT 24.5


                                    CONSENT

     We hereby consent to the use and the Information Statement and Prospectus constituting a part of the Registration Statement of North American Technologies Group, Inc. (File No. 33-82112) of our proposed opinion on certain tax consequences associated with the merger of North American Environmental Group, Inc. into an wholly-owned subsidiary of North American Technologies Group, Inc., and our opinion filed as Exhibit 5 as to the validity of the shares to be issued in connection with the merger.


                                       BUCHANAN INGERSOLL,
                                       PROFESSIONAL CORPORATION



                                       By: /s/ Joseph P. Galda
                                          -----------------------------------
                                               Joseph P. Galda

July 25, 1996